UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2023

PROVENTION BIO, INC.

Commission File Number: 001-38552

Delaware	81-5245912
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

55 Broad Street, 2nd Floor
Red Bank, New Jersey	07701
(Address of principal executive offices)	(Zip Code)

(908) 336-0360

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	PRVB	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 3, 2023, the Board of Directors (the “Board”) of Provention Bio, Inc. (the “Company”) increased the size of the Board to six directors and appointed Rita Jain, age 60, to fill the newly created directorship. Dr. Jain will hold this position until the next annual meeting of the Company’s shareholders or until her successor is elected and qualified, subject to her earlier resignation or removal.

Dr. Jain, a board-certified rheumatologist, has served as a member of the Supervisory Board of AM-Pharma B.V. since 2020 and on the Board of Directors of ChemoCentryx, Inc. from 2019 until its acquisition by Amgen in 2022. Additionally, from 2021 to 2022, Dr. Jain served as Executive Vice President, Chief Medical Officer of ChemoCentryx, Inc. and in 2021 served as Chief Medical Officer of Immunovant, Inc. From 2017 to 2019, Dr. Jain was Senior Vice President and Chief Medical Officer at Akebia Therapeutics, Inc. From 2013 to 2016, Dr. Jain was Vice President of Men’s and Women’s Health and Metabolic Development at AbbVie Inc. Dr. Jain also held various leadership roles at Abbott Laboratories from 2003 through 2012, including as Divisional Vice President of Pain, Respiratory and Metabolic Disease Development. Dr. Jain received her B.S. degree in biology from the Long Island University, and her M.D. from the State University of New York at Stony Brook School of Medicine.

In accordance with the Company’s non-employee director compensation policy, Dr. Jain will receive an annual cash retainer fee of $40,000. Dr. Jain will also receive an initial option grant to purchase 66,000 shares of the Company’s common stock upon commencement of her position as director.

The Company will enter into an indemnification agreement with Dr. Jain (the “Indemnification Agreement”), in the Company’s standard form which has been previously entered into by the Company with each of the Company’s directors and executive officers, the form of which was filed as Exhibit 10.2 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 9, 2018.

Additionally, the Company appointed Justin Vogel to serve as the Company’s Chief Accounting Officer, effective January 3, 2023. Mr. Vogel, age 51, has served as the Company’s Senior Vice President and Controller since September 2018. Mr. Vogel joined the Company from Aralez Pharmaceuticals Inc. (“Aralez”), where he served as Senior Director of External Reporting and Technical Accounting from March 2017 to September 2018. Prior to his time at Aralez, Mr. Vogel served as Executive Director of Finance and Accounting at Iveric Bio, Inc. (formerly known as Ophthotech Corporation) from October 2013 to March 2017.

Mr. Vogel’s employment with the Company is governed by an employment agreement. Reporting to the Chief Financial Officer, Mr. Vogel’s current compensation under the agreement includes an annual salary of $375,000, with annual review and adjustment at the discretion of the Company, and an annual bonus of 35% of annual salary based on the achievement of the Company’s corporate objectives and Mr. Vogel’s individual objectives, in each case established by the Company.

Mr. Vogel’s employment agreement may be terminated by the Company without cause or by Mr. Vogel for good reason, in which case Mr. Vogel would be entitled severance in the amount of nine months of base salary in effect at the time of termination, payment of COBRA premiums for nine months, possible pro rata payment of his annual bonus and accelerated vesting for equity awards that would have vested within nine months of the termination date; provided that, in the event of a termination by the Company without cause or by Mr. Vogel for good reason within 12 months following a change in control of the Company, Mr. Vogel will be entitled to severance in the amount of 12 months of base salary in effect at the time of termination, payment of COBRA premiums for 12 months, possible pro rata portion of his annual bonus and accelerated vesting of equity awards. Mr. Vogel is also bound by customary confidentiality and assignment of inventions provisions.

Item 7.01. Regulation FD.

On January 5, 2023, the Company issued a press release announcing the appointment of Dr. Jain to its Board of Directors. A copy of the press release is furnished as Exhibit 99.1 hereto and shall not be deemed “filed” for the purpose of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibit is furnished with this report:

Exhibit No.	Description

99.1	Press Release issued by Provention Bio on January 5, 2023
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2023

Provention Bio, Inc.

By:	/s/ Thierry Chauche
Thierry Chauche
Chief Financial Officer